Member News

11-50
October 27, 2011

To: All members

In the attached news release, FHLBank Pittsburgh today reported third quarter 2011 net income of $11.9 million and announced a partial repurchase of excess capital stock for tomorrow, October 28, 2011. We are pleased that the Bank is able to repurchase excess capital stock again this quarter.

The amount to be repurchased from any member will be the lesser of the amount of the member’s excess capital stock or five percent of the member’s total capital stock, based on shares outstanding at close of business today, October 27. Members who do not have excess capital stock will not participate in the repurchase. The capital stock repurchase amount will be credited to members’ DDA accounts tomorrow, Friday, October 28, 2011.

If you have questions regarding the capital stock repurchase, please contact your relationship manager.

Tomorrow’s limited repurchase of excess capital stock does not signal that similar repurchases will occur automatically going forward; rather, decisions on any future excess capital stock repurchases will be made on a quarterly basis. We will continue to monitor the condition of our private-label MBS portfolio, our overall financial performance and retained earnings position, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of any excess capital stock repurchases or dividends in future quarters.

Sincerely,

Winthrop Watson